WAYPOINT BANK


                                                            235 N. Second Street
                                                            Harrisburg, Pa 17101
                                                            Phone 717-909-2603
                                                            Fax 717-231-6186





                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE              Contact:          James H. Moss
---------------------                                Chief Financial Officer
                                                     (717) 909-2247

WAYPOINT FINANCIAL ANNOUNCES THIRD QUARTER RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND; ALSO ANNOUNCES PLANNED RESTATEMENT OF PREVIOUSLY REPORTED FINANCIAL STATEMENTS

Harrisburg, Pennsylvania (October 23, 2003) Waypoint Financial Corp. (Nasdaq/NM:WYPT) today announced net income of $9.9 million or $.30 per share for the third quarter ended September 30, 2003. The $.30 per share compares with net income of $.33 per share for the quarter ended September 30, 2002 and $.34 per share for the quarter ended June 30, 2003. Net income per share was $.96 for the nine months ended September 30, 2003 versus net income per share of $.94 for the comparable prior period. Waypoint also today announced it plans to restate its prior period earnings for the fiscal years 1998 through 2002 and for the first and second quarters of 2003. These restatements will reflect a correction of the accounting for certain benefit plans. Waypoint Financial estimates that the restatements will reduce stockholders' equity as of June 30, 2003 and aggregate net income from these prior periods by $4.0 million. All amounts set forth in this release have been adjusted to reflect these estimated amounts.

         Waypoint also announced that the Board of Directors declared a regular quarterly cash dividend of $.12 per share to shareholders of record November 5, 2003. The dividend will be paid on November 17, 2003. This cash dividend rate represents an effective increase of 26.0% over the regular quarterly cash dividend paid throughout 2002. As previously announced, Waypoint distributed a 5% stock dividend on August 15, 2003. Accordingly, all per share amounts in this release have been adjusted to reflect this stock dividend.

         Regarding the restatements, James H. Moss, Sr. EVP and CFO, noted that the accounting practices being corrected related primarily to certain supplemental executive retirement plans and deferred director and employee compensation plans that were in existence prior to the creation of Waypoint Financial in October 2000. On July 17, 2003, the Office of the Comptroller of the Currency ("OCC") released a Bank Accounting Advisory including guidance related to accounting for benefit plans similar to the plans noted above. After reviewing this Advisory, management initiated an internal review of these plans and apprised Waypoint Financial's external auditors concerning this internal review. Sufficient work has been completed by Waypoint to now conclude that restatements are necessary. Management anticipates that prior to the filing of its Report on Form 10-Q for the quarter ended September 30, 2003 it will file with the Securities and Exchange Commission an amended Report on Form 10-K for the year 2002 and amended Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003 to reflect the restated earnings. Waypoint Financial's previously filed periodic annual and quarterly reports, including financial statements and auditors' reports thereon, should not be relied upon. (Please see the tables following this section which summarize the effects of the restatements for the periods indicated.)

         Also concerning the restatements, David E. Zuern, President and CEO noted: "The restatements are related to accounting issues isolated to certain benefit plans and the financial effects are mostly historical in nature. This issue has no impact on the cash flows of Waypoint Financial or any of its subsidiaries, including its primary operating subsidiary Waypoint Bank. Waypoint Bank is well capitalized under regulatory capital requirements and will remain well capitalized after completion of the restatements. The accounting corrections also do not impact any benefits due to employees or directors and are not associated with the funding status of any benefit plans."

         Zuern went on to discuss Waypoint's business performance. He stated that Waypoint continued its strong performance in its transition to a modern financial services company, citing growth in commercial and consumer loans, transaction deposits, and fee income during the quarter. He further indicated that net interest income decreased during the quarter primarily due to the effects of record high prepayments on mortgage loans and mortgage backed securities. Zuern stated that such prepayments appear to be slowing as mortgage refinancing activity has slowed.

         Zuern discussed Waypoint's balance sheet and capital management strategies to improve net interest income: "Waypoint has begun to reduce its reliance on investment securities as evidenced by the reduction of over $200 million in this portfolio during the quarter. Moving forward, we plan for growth in the loan portfolio to replace security investments. Our commercial and consumer loan portfolios combined have grown almost $400 million year-to-date and we expect this pace to continue. Combining this growth with an expected moderation in mortgage loan prepayments, we look forward to excellent growth in net loans and an improving total asset mix. On the liability side, Waypoint's core deposits have grown over $225 million year-to-date and borrowings have decreased over $140 million. We expect continued improvement in our level of core deposits. Waypoint will continue to execute its balance sheet and capital management strategies, including share repurchases and competitive dividend payouts."

         Zuern also noted that Waypoint experienced strong growth in noninterest income during the current quarter. "Waypoint's core noninterest income continues to increase with income from banking services and account fees, financial services fees and mortgage banking revenue all exhibiting strong growth during the current quarter. Revenue from these sources increased to $10.1 million this quarter, up from $5.1 million in the third quarter of 2002 and up from $7.6 million in the quarter ended June 30, 2003."

         Zuern closed with comments on expansion underway in the community banking franchise to strengthen Waypoint's balance sheet and grow net interest income and fee income. "As noted recently, we entered the Chambersburg, PA market in September with two newly acquired branches. We also just opened new branches in Chambersburg, Gettysburg, and Shippensburg, PA. This significantly expands our presence along the I-81 corridor by connecting our Maryland and Central Pennsylvania banking operations. Waypoint has also opened a new Dillsburg, PA branch and a related satellite office at Messiah College in Grantham, PA, which we view as a prototype for additional campus offices. We also just opened a new branch in State College, PA and will open another in that market by June, 2004 to compliment our substantial commercial lending presence. Waypoint's Relationship Banking approach continues to be well received by customers. We continue to actively seek market penetration, expansion, and acquisition opportunities to build our niche as one of the largest locally-headquartered community banks".

         Waypoint Financial Corp. is a $5.4 billion bank holding company whose primary operating subsidiary is Waypoint Bank, which is headquartered in Harrisburg, Pennsylvania with a network of 66 branches. Waypoint Bank operates 58 branches in Dauphin, York, Lancaster, Cumberland, Franklin, Lebanon, Adams, and Centre counties in Pennsylvania and 8 branches in Baltimore, Harford and Washington counties in northern Maryland. Waypoint offers a full range of financial services including banking for retail, commercial and small business customers, mortgages, trust and investment, brokerage, and insurance services to more than 120,000 household and business customers.

         Following is a summary of the effect of prior period restatements for the periods indicated:

SELECTED RESTATED FINANCIAL DATA - THREE MONTH PERIODS (UNAUDITED)
------------------------------------------------------------------
(ALL DOLLAR AMOUNTS IN THIS TABLE ARE IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         As of or for the three months ended
                                           ---------------------------------------------------------------
                                              June,            March,          December,         September
                                              2003              2003             2002               2002
                                           ---------         ---------         ---------         ---------

Net income as previously reported          $  11,545         $  11,382         $  10,619         $  12,273
Effect of restatement                           (125)              (70)             (125)               18
                                           ---------         ---------         ---------         ---------
Net income - restated                      $  11,420         $  11,312         $  10,494         $  12,291
                                           =========         =========         =========         =========

Diluted income per share as
   previously reported                     $    0.34         $    0.33         $    0.29         $    0.33
Effect of restatement                              -                 -                 -                 -
                                           ---------         ---------         ---------         ---------
Diluted income per share - restated        $    0.34         $    0.33         $    0.29         $    0.33
                                           =========         =========         =========         =========

Stockholders' equity as
   previously reported                     $ 422,546         $ 422,481         $ 456,671         $ 467,215
Effect of restatement                         (3,985)           (3,859)           (3,789)           (3,664)
                                           ---------         ---------         ---------         ---------
Stockholders' equity - restated            $ 418,561         $ 418,622         $ 452,882         $ 463,551
                                           =========         =========         =========         =========


SELECTED RESTATED FINANCIAL DATA - ANNUAL PERIODS (UNAUDITED) (ALL DOLLAR
-------------------------------------------------------------------------
AMOUNTS IN THIS TABLE ARE IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                     As of or for the years ended
                                           ---------------------------------------------------------------------------------
                                           December,         December,         December,         December,         December,
                                              2002              2001              2000             1999              1998
                                           ---------         ---------         ---------         ---------         ---------

Net income as previously reported          $  47,154         $  39,138         $  10,695         $  27,972         $  28,899
Effect of restatement                           (288)             (331)             (138)              (42)           (2,990)
                                           ---------         ---------         ---------         ---------         ---------
Net income - restated                      $  46,866         $  38,807         $  10,557         $  27,930         $  25,909
                                           =========         =========         =========         =========         =========

Diluted income per share as
   previously reported                     $    1.24         $    0.98         $    0.27         $    0.69         $    0.70
Effect of restatement                          (0.01)            (0.01)                -                 -             (0.07)
                                           ---------         ---------         ---------         ---------         ---------
Diluted income per share - restated        $    1.23         $    0.97         $    0.27         $    0.69         $    0.63
                                           =========         =========         =========         =========         =========

Stockholders' equity as
   previously reported                     $ 456,671         $ 486,215         $ 445,568         $ 279,202         $ 300,380
Effect of restatement                         (3,789)           (3,501)           (3,170)           (3,032)           (2,990)
                                           ---------         ---------         ---------         ---------         ---------
Stockholders' equity - restated            $ 452,882         $ 482,714         $ 442,398         $ 276,170         $ 297,390
                                           =========         =========         =========         =========         =========

         Following is a summary of selected financial data for the most recent five fiscal quarters.

SELECTED RATIOS AND OTHER DATA (UNAUDITED)
------------------------------------------

                                                                   As of or for the three months ended
                                          ---------------------------------------------------------------------------------------
                                           September,            June,             March,            December,         September,
                                              2003               2003               2003               2002               2002
                                           (Restated)         (Restated)         (Restated)         (Restated)         (Restated)
                                          ---------------------------------------------------------------------------------------

Basic income per share                          $0.31              $0.35              $0.33              $0.30              $0.33
Diluted income per share                        $0.30              $0.34              $0.33              $0.29              $0.33
Return on average equity                         9.83%             10.82%             10.35%              9.17%             10.59%
Return on average assets                         0.72%              0.84%              0.84%              0.78%              0.94%
Net interest margin (tax
   equivalent)                                   2.28%              2.44%              2.47%              2.52%              2.56%
Noninterest income divided by
   average assets                                0.83%              0.80%              0.70%              0.57%              0.87%
Noninterest expense divided by
   average assets                                1.67%              1.67%              1.63%              1.69%              1.66%
Efficiency ratio                                59.31%             55.21%             54.84%             58.52%             51.49%
Effective income tax rate                       28.59%             30.40%             27.48%             24.86%             28.63%
Diluted average equivalent shares          33,135,917         33,662,564         34,768,749         36,360,899         37,770,993
Book value per share                           $12.29             $12.41             $12.21             $12.43             $12.36
Stockholders equity to total assets              7.62%              7.42%              7.47%              8.35%              7.89%

SELECTED FINANCIAL CONDITION DATA (UNAUDITED, AMOUNTS IN THOUSANDS)
-------------------------------------------------------------------


                              September,         June,          March,        December,       September,
                                 2003            2003            2003            2002             2002
                              (Restated)      (Restated)      (Restated)      (Restated)      (Restated)
                              ----------      ----------      ----------      ----------      ----------
Total assets                  $5,429,818      $5,639,363      $5,602,738      $5,425,013      $5,873,322
Loans receivable, net          2,390,740       2,379,562       2,338,478       2,310,106       2,357,862
Loans held for sale, net          30,002          38,333          33,666          30,328          13,656
Marketable securities          2,667,038       2,878,814       2,913,329       2,792,112       3,216,270
Deposits                       2,630,393       2,581,661       2,452,834       2,453,390       2,545,515
Borrowings                     2,273,446       2,459,577       2,531,514       2,414,480       2,341,638
Stockholders' equity             413,710         418,561         418,622         452,882         463,551

SELECTED OPERATING DATA (UNAUDITED, AMOUNTS IN THOUSANDS)
---------------------------------------------------------

                                               For the three month periods ended
                                 --------------------------------------------------------------
                                 September,      June,      March,       December,   September,
                                   2003          2003        2003          2002         2002
                                              (Restated)   (Restated)   (Restated)   (Restated)
                                 --------------------------------------------------------------
Interest income                   $60,877      $64,550      $65,809      $69,510      $69,987
Interest expense                   33,489       34,134       35,337       38,524       39,459
                                  -------      -------      -------      -------      -------
Net interest income                27,388       30,416       30,472       30,986       30,528
Provision for loan losses           2,014        2,064        2,421        2,085        3,085
                                  -------      -------      -------      -------      -------
Net interest income after
   provision for loan losses       25,374       28,352       28,051       28,901       27,443
Noninterest income                 11,495       10,827        9,429        7,712       11,331
Noninterest expense                23,063       22,772       21,882       22,647       21,553
                                  -------      -------      -------      -------      -------
Income before taxes                13,806       16,407       15,598       13,966       17,221
Income tax expense                  3,946        4,987        4,286        3,472        4,930
                                  -------      -------      -------      -------      -------
Net income                         $9,860      $11,420      $11,312      $10,494      $12,291
                                  -------      -------      -------      -------      -------

DISCUSSION OF OPERATING RESULTS
-------------------------------

         Net income totaled $.30 per share for the quarter ended September 30, 2003, down from net income of $.33 per share for the quarter ended September 30, 2002 and from $.34 for the quarter ended June 30, 2003. Net income for the current quarter was $9.9 million versus $12.3 million for the quarter ended September 30, 2002 and $11.4 million for the quarter ended June 30, 2003.

         Net interest income before provision for loan losses totaled $27.4 million for the quarter ended September 30, 2003, as compared to $30.5 million recorded during the quarter ended September 30, 2002 and $30.4 million for the quarter ended June 30, 2003. The decrease in net interest income came primarily from the effects of record high prepayments on mortgage loans and mortgage-backed securities. Waypoint experienced a negative impact on its margin from net premium amortization of $1.2 million as compared to net discount accretion of $1.7 million for the quarter ended September 30, 2002 and net discount accretion of $.2 million for the quarter ended June 30, 2003. Waypoint believes that its exposure to rapid premium amortization will be significantly reduced going forward based on its remaining investment mix and slowing prepayment speeds. As part of its strategic initiatives, Waypoint also reduced its investment portfolio and repaid certain short term borrowings, which had a negative impact on net interest income and the margin. As a result of these various impacts, the net interest margin ratio (tax-equivalent) decreased to 2.28% for the quarter ended September 30, 2003, as compared to 2.56% for the quarter ended September 30, 2002 and 2.44% for the quarter ended June 30, 2003. See Table 3 which appears later in this release for a detailed schedule of Waypoint's average portfolio balances and interest rates. Also, see Table 4 for a rate/volume analysis of Waypoint's net interest income.

         Pursuant to management's evaluation of the adequacy of Waypoint's allowance for loan losses, the provision for loan losses totaled $2.0 million for the current quarter relative to $3.1 million recorded for the quarter ended September 30, 2002 and $2.1 million recorded for the linked quarter ended June 30, 2003. The provision for loan losses for the third quarter of the prior year was comparatively higher than recent quarters due to increased charge-offs during that period. Also see Discussion of Asset Quality and related tables for additional information regarding the provision and related allowance for loan losses.

Noninterest income was $11.5 million for the quarter ended September 30, 2003, as compared to $11.3 million for the quarter ended September 30, 2002 and $10.8 million for the quarter ended June 30, 2003. Notable changes in the quarter ended September 30, 2003 versus the quarter ended September 30, 2002 included:
     - Banking service and account fees increased to $4.3 million, up $.9 million primarily on increased overdraft and NSF fees, increased monthly service charges and ATM/debit card fees, and increased commercial deposit fees.
     - Financial services fees increased to $2.8 million, up $1.0 million. Within this category, insurance fees were $2.1 million, up $1.2 million. This increase in insurance fees included $1.0 million from Waypoint Benefits Consulting, acquired on April 1, 2003, and an increase of $.2 million from title insurance fees. These increases were partly offset by a decrease of $.3 million in retail brokerage fees on decreased sales of alternative investment products and decreased commissioned transaction volume.
     - Residential mortgage banking income totaled $3.0 million, up from a loss of $.1 million. Within this category, net gains on the sale of loans totaled $2.8 million, up $1.9 million on higher selling volume and wider average transaction gains during the current quarter. Loan servicing activities contributed $.2 million in net revenue, including a valuation recovery on mortgage servicing rights of $.6 million, versus a net servicing loss of $1.0 million in the comparable prior quarter.

     - Gains on securities and derivatives were $.9 million in the current quarter, down $3.5 million.
     - Other totaled a net loss of $.6 million, down from a net gain of $.7 million in the comparable prior quarter. Waypoint's investment in low income housing tax credit partnerships resulted in a loss of $.5 million during the current quarter versus a loss of $.1 million in the comparable prior quarter. Waypoint also experienced a loss of $.3 million during the current quarter on the disposition of a branch associated with a relocation. During the comparable prior quarter, Waypoint also recorded a curtailment gain of $.4 million related to benefit plan liabilities.

Noninterest expense was $23.1 million for the quarter ended September 30, 2003, up $1.5 million or 7.0% from $21.6 million for the quarter ended September 30, 2002 and up $.3 million from the quarter ended June 30, 2003. Notable changes in the quarter ended September 30, 2003 relative to the quarter ended September 30, 2002 included:

     - Salaries and benefits expense totaled $12.5 million, up $1.3 million primarily due to increased performance incentives, annual merit raises, and staffing increases in the banking and financial services business lines.
     - Marketing expenses were up $.3 million, primarily on media advertising.
     - Amortization of intangible assets was down $.3 million as identified intangible assets associated with certain Maryland branches became fully amortized in September, 2002.

         Income tax expense for the current quarter totaled $3.9 million, or an effective tax rate of 28.6% on income before taxes of $13.8 million. This compares to income taxes of $4.9 million or an effective tax rate of 28.6% on income before taxes of $17.2 million for the quarter ended September 30, 2002.


DISCUSSION OF FINANCIAL CONDITION
---------------------------------

         Waypoint's total assets decreased to $5.429 billion during the quarter ended September 30, 2003, down from $5.639 billion at June 30, 2003 and up slightly from $5.425 billion at December 31, 2002.

          Cash and securities combined decreased $212.5 million during the quarter ended September 30, 2003 and decreased $103.3 million for the nine-month period then ended. During the current quarter, Waypoint began to reduce its reliance on investment securities in favor of increased growth in loan assets.

         Waypoint continued to experience strong growth in its commercial and consumer loan portfolios during the current quarter. Commercial loans increased $54.5 million during the current quarter and $175.1 million or 19.6% for the nine-month period ended September 30, 2003. Consumer and other loans increased $47.1 million during the current quarter and $220.8 million or 31.4% during the nine-month period ended September 30, 2003. Partially offsetting these increases, residential mortgage loans decreased $90.3 million during the current quarter and decreased $313.7 million or 43.5% for the nine-month period ended September 30, 2003. Year-to-date 2003, Waypoint continued to sell substantially all residential mortgage originations and prepayments continued at a historically high level on mortgage loans held in portfolio. Waypoint's loan portfolio is presented in Table 1 which appears later in this report.

Waypoint's deposit portfolio increased to $2.630 billion during the quarter ended September 30, 2003, up from $2.582 billion at both June 30, 2003 and $2.453 billion at December 31, 2002. Within the deposit portfolio, Waypoint experienced substantial growth in its core deposits, which include savings, transaction, and money market deposit accounts. Core deposits increased $69.7 million during the current quarter and $225.8 million or 22.6% for the nine-month period ended September 30, 2003. Time deposits decreased $20.9 million during the current quarter and $48.8 million for the nine-month period ended September 30, 2003. The composition of the deposit portfolio is presented in Table 2 which appears later in this report.

         Waypoint's portfolio of customer repurchase agreements totaled $64.6 million at a rate of .73% at September 30, 2003 as compared to $53.2 million at a rate of .82% as of June 30, 2003 and $59.5 million at a rate of 1.06% as of December 31, 2002. Waypoint offers this investment product to its commercial customers as part of a broad range of products and services targeted to this profitable market segment. Customer repurchase agreements represent a lower-cost source of funding for Waypoint and are included in borrowings on the Statement of Financial Condition.

         Waypoint had $413.7 million in stockholders' equity, or 7.62% of total assets, at September 30, 2003, as compared to $418.6 million or 7.42% at June 30, 2003 and $452.9 million or 8.35% at December 31, 2002. Changes in stockholders' equity for the quarter ended September 30, 2003 included increases of $9.9 million in net income and $2.8 million from stock plan activity. Offsetting these increases were stock repurchases of $5.1 million, a decrease of $8.4 million in the market value of available-for-sale securities (net of taxes) and dividends paid to shareholders totaling $4.0 million. Also, as a result of Waypoint's 5% stock dividend paid during the current quarter, $30.5 million of retained earnings were transferred to common stock and paid in capital. Notable activity for the nine-month period ended September 30, 2003 included increases of $32.6 million from net income and $6.3 million from stock plan activity, which were offset by stock repurchases totaling $55.3 million, a decrease of $11.8 million in the market value of available-for-sale securities (net of taxes) and dividends paid to shareholders totaling $11.0 million.

DISCUSSION OF ASSET QUALITY
---------------------------

         Non-performing loans totaled $17.9 million or 0.74% of total loans as of September 30, 2003 as compared to $20.0 million or 0.86% of total loans as of December 31, 2002. Waypoint's allowance for loan losses increased to $29.3 million or 1.21% of total loans as of September 30, 2003, as compared to $27.5 million or 1.18% of total loans as of December 31, 2002. Net loan charge-offs as a percentage of average loans outstanding totaled .26% on an annualized basis for the quarter ended September 30, 2003 as compared to 0.26% for the quarter ended September 30, 2002 and 0.19% for the quarter ended June 30, 2003. See Tables 5, 6 and 7 which appear later in this release for more information on asset quality.

         Statements contained in this news release which are not historical facts are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Amounts herein could vary as a result of market and other factors. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Corporation with the Securities and Exchange Commission from time to time. Such forward-looking statements may be identified by the use of such words as "believe", "expect", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, expected or anticipated revenue, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Corporation's operations, pricing, products and services.

                    WAYPOINT FINANCIAL CORP. AND SUBSIDIARIES
                 Consolidated Statements of Financial Condition


                                                                     September 30,       December 31,
                                                                          2003               2002
                                                                      ----------          ----------
                                                                       (Restated)         (Restated)
                                                                               (Unaudited)
                                                                     (All dollar amounts in thousands)
Assets
------
Cash and cash equivalents                                             $  117,891          $   96,088
Marketable securities held-to-maturity                                    50,000                   -
Marketable securities available-for-sale                               2,617,038           2,792,112
Loans receivable, net                                                  2,390,740           2,310,106
Loans held for sale, net                                                  30,002              30,328
Loan servicing rights                                                      2,644               3,167
Investment in real estate and other joint ventures                        20,091              14,811
Premises and equipment, net of accumulated
   depreciation of $43,833 and $41,062                                    48,835              48,826
Accrued interest receivable                                               25,166              26,585
Goodwill                                                                  17,808              10,302
Other intangible assets                                                    2,815               1,676
Income taxes receivable                                                        -                  72
Deferred tax asset, net                                                    3,592                   -
Other assets                                                             103,196              90,940
                                                                      ----------          ----------
   Total assets                                                       $5,429,818          $5,425,013
                                                                      ==========          ==========

Liabilities and Shareholders Equity
-----------------------------------
Deposits                                                              $2,630,393          $2,453,390
Other borrowings                                                       2,273,446           2,414,480
Escrow                                                                     1,250               3,348
Accrued interest payable                                                  12,034              10,295
Postretirement benefit obligation                                          2,306               2,310
Deferred tax liability                                                         -               3,683
Income taxes payable                                                       3,798                   -
Trust Preferred securities                                                43,849              29,102
Other liabilities                                                         49,032              55,523
                                                                      ----------          ----------
   Total liabilities                                                   5,016,108           4,972,131
                                                                      ----------          ----------

Preferred stock,  10,000,000 shares authorized but unissued
Common stock, $ .01 par value, authorized 100,000,000 shares,
   42,675,765 shares issued and 33,666,050 outstanding
   at September 30, 2003, 42,527,490 shares issued
   and 36,437,316 shares outstanding at December 31, 2002                    425                 404
Paid in capital                                                          352,049             315,636
Retained earnings                                                        236,643             245,388
Accumulated other comprehensive income                                       (85)             11,710
Employee stock ownership plan                                            (14,460)            (14,460)
Recognition and retention plans                                           (6,723)             (6,977)
Treasury stock, 9,009,715 shares at September 30, 2003
   and 6,090,174 shares at December 31, 2002                            (154,139)            (98,819)
                                                                      ----------          ----------
    Total stockholders' equity                                           413,710             452,882
                                                                      ----------          ----------
    Total liabilities and stockholders' equity                        $5,429,818          $5,425,013
                                                                      ==========          ==========

                    WAYPOINT FINANCIAL CORP. AND SUBSIDIARIES
                        Consolidated Statements of Income


                                                                      Three Months Ended                  Nine Months Ended
                                                                         September 30,                       September 30,
                                                                  ---------------------------         ---------------------------
                                                                     2003             2002              2003               2002
                                                                  ---------         ---------         ---------         ---------
                                                                                    (Restated)        (Restated)        (Restated)
                                                                                            (Unaudited)
                                                                (All dollar amounts in thousands, except per share data)
Interest Income:
  Loans                                                           $  36,447         $  40,833         $ 111,039         $ 125,824
  Marketable securities and interest-earning cash                    24,430            29,154            80,197            85,800
                                                                  ---------         ---------         ---------         ---------
       Total interest income                                         60,877            69,987           191,236           211,624
                                                                  ---------         ---------         ---------         ---------

Interest Expense:
  Deposits and escrow                                                13,272            18,089            41,221            55,317
  Borrowed funds                                                     20,217            21,370            61,739            64,072
                                                                  ---------         ---------         ---------         ---------
       Total interest expense                                        33,489            39,459           102,960           119,389
                                                                  ---------         ---------         ---------         ---------

       Net interest income                                           27,388            30,528            88,276            92,235
Provision for loan losses                                             2,014             3,085             6,499             8,755
                                                                  ---------         ---------         ---------         ---------
       Net interest income after provision for loan losses           25,374            27,443            81,777            83,480
                                                                  ---------         ---------         ---------         ---------

Noninterest Income:
  Banking service and account fees                                    4,307             3,403            11,620             9,389
  Financial services fees                                             2,795             1,811             7,188             5,447
  Residential mortgage banking                                        3,031               (77)            5,631             1,768
  Bank-owned life insurance                                           1,081             1,126             3,369             3,507
  Gain on securities and derivatives, net                               881             4,353             6,471             8,629
  Other                                                                (600)              715            (2,528)            2,550
                                                                  ---------         ---------         ---------         ---------
      Total noninterest income                                       11,495            11,331            31,751            31,290
                                                                  ---------         ---------         ---------         ---------

Noninterest Expense:
  Salaries and benefits                                              12,515            11,178            35,751            33,520
  Equipment expense                                                   1,813             1,779             5,433             5,338
  Occupancy expense                                                   1,756             1,641             5,507             4,777
  Marketing                                                           1,374             1,097             3,680             3,278
  Amortization of intangible assets                                     207               490               518             1,470
  Outside services                                                    1,274             1,203             3,853             3,460
  Communications and supplies                                         1,230             1,186             3,852             3,510
  Other                                                               2,894             2,979             9,123             8,501
                                                                  ---------         ---------         ---------         ---------
     Total noninterest expense                                       23,063            21,553            67,717            63,854
                                                                  ---------         ---------         ---------         ---------

  Income before income taxes                                         13,806            17,221            45,811            50,916
  Income tax expense                                                  3,946             4,930            13,219            14,544
                                                                  ---------         ---------         ---------         ---------
      Net Income                                                  $   9,860         $  12,291         $  32,592         $  36,372
                                                                  =========         =========         =========         =========
  Basic earnings per share                                        $    0.31         $    0.33         $    0.99         $    0.96
                                                                  =========         =========         =========         =========
  Diluted earnings per share                                      $    0.30         $    0.33         $    0.96         $    0.94
                                                                  =========         =========         =========         =========

TABLE 1 - LOANS RECEIVABLE, NET

                                              September 30,     December 31,
                                                  2003              2002
                                               ----------        ----------
Residential mortgage loans:
   One-to-four family                          $  382,757        $  697,505
   Construction                                    24,705            23,636
                                               ----------        ----------
       Total residential mortgage loans           407,462           721,141
                                               ----------        ----------

Commercial loans:
   Commercial real estate                         628,290           533,088
   Commercial business                            344,857           307,655
   Construction and site development               96,456            53,774
                                               ----------        ----------
       Total commercial loans                   1,069,603           894,517
                                               ----------        ----------

Consumer and other loans:
   Manufactured housing                            96,037           106,098
   Home equity and second mortgage                556,003           360,102
   Indirect automobile                            163,197           138,530
   Other                                          109,227            98,887
                                               ----------        ----------
       Total consumer and other loans             924,464           703,617

                                               ----------        ----------
   Loans receivable, gross                      2,401,529         2,319,275
                                               ----------        ----------

Plus:
   Dealer reserves                                 24,096            25,845
Less:
   Unearned premiums                                    8                95
   Net deferred loan origination fees               5,586             7,413
   Allowance for loan losses                       29,291            27,506
                                               ----------        ----------
Loans receivable, net                          $2,390,740        $2,310,106
                                               ==========        ==========


TABLE 2 - DEPOSITS

                                             September 30,     December 31,
                                                 2003              2002
                                              ----------        ----------
Savings                                       $  249,715        $  250,780
Time                                           1,404,178         1,452,973
Transaction                                      545,540           379,211
Money market                                     430,960           370,426
                                              ----------        ----------
     Total deposits                           $2,630,393        $2,453,390
                                              ==========        ==========

TABLE 3a - AVERAGE BALANCE SHEET, QUARTER

                                                                             For the three months ended,
                                            ----------------------------------------------------------------------------------------
                                                           September 30, 2003                            September 30, 2002
                                            -------------------------------------------  -------------------------------------------
                                               Average                      Average          Average                       Average
                                               Balance       Interest (2)  Yield/Cost        Balance        Interest (2)  Yield/Cost
                                            ---------------  ------------  -----------  ------------------  ------------  ---------
Assets:                                                                 (Dollar amounts in thousands)
Interest-earning assets:
  Loans, net(1)(5)                              $ 2,454,060     $ 36,646         5.90%        $ 2,389,203      $ 41,063      6.81%
   Marketable securities                          2,669,174       25,270         3.59           2,565,259        29,615       4.68
   Other interest-earning assets                     81,321          174         0.90              43,981           232       2.14
                                            ---------------  ------------  -----------  ------------------  ------------  ---------
  Total interest-earning assets                   5,204,555       62,090         4.90           4,998,443        70,910       5.68
                                                             ------------  -----------                      ------------  ---------
  Noninterest-earning assets                        306,916                                       208,040
                                            ---------------                             ------------------
Total assets                                    $ 5,511,471                                   $ 5,206,483
                                            ===============                             ==================

Liabilities and stockholders' equity:
  Interest-bearing liabilities:
   Savings deposits                             $   256,108          267         0.41         $   246,138           703       1.11
   Time deposits                                  1,403,613       11,007         3.11           1,512,463        15,699       4.04
   Transaction and money market                     937,199        1,992         0.85             772,044         1,682       0.86
   Escrow                                             2,798            6         0.87               3,278             5       0.63
   Borrowed funds                                 2,463,967       20,217         3.28           2,157,652        21,370       3.88
                                            ---------------  ------------  -----------  ------------------  ------------  ---------
  Total interest-bearing liabilities              5,063,685       33,489         2.60           4,691,575        39,459       3.31
                                                             ------------  -----------                      ------------  ---------
  Noninterest-bearing liabilities                    46,552                                        50,441
                                            ---------------                             ------------------
  Total liabilities                               5,110,237                                     4,742,016
  Stockholders' equity                              401,234                                       464,467
                                            ---------------                             ------------------
Total liabilities and stockholders' equity      $ 5,511,471                                   $ 5,206,483
                                            ===============                             ==================

Net interest income - tax-equivalent                              28,601                                         31,451
Interest rate spread(3)                                                         2.30%                                        2.37%
                                                                           ===========                                    =========
Net interest-earning assets                     $   140,870                                   $   306,868
                                            ===============                             ==================
Net interest margin(4)                                                          2.28%                                        2.57%
                                                                           ===========                                    =========
Ratio of interest-earning assets
  to interest-bearing liabilities                      1.03 x                                        1.07 x
                                            =================                           ====================

Adjustment to reconcile tax-equivalent
  net interest income to net interest income                      (1,213)                                          (923)
                                                             ------------                                   ------------

Net interest income                                             $ 27,388                                       $ 30,528
                                                             ============                                   ============


(1) Includes net income (expense) recognized on deferred loan fees and costs of $620,000 for the three months ended September 30, 2003, and $(133,000) for the three months ended September 30, 2002.
(2) Interest income and yields are shown on a tax equivalent basis using an effective tax rate of 35%.
(3) Represents the difference between the average yield on interest-earning assets and the average cost on interest-bearing liabilities.

(4) Represents the annualized net interest income before the provision for loan losses divided by average interest-earning assets.
(5)  Includes loans on nonaccrual status and loans held for sale.



TABLE 3b - AVERAGE BALANCE SHEET, YEAR-TO-DATE



                                                                             For the nine months ended,
                                            ----------------------------------------------------------------------------------------
                                                       September 30, 2003                             September 30, 2002
                                            -----------------------------------------  ---------------------------------------------
                                             Average                        Average         Average                        Average
                                             Balance       Interest (2)   Yield/Cost        Balance        Interest (2)   Yield/Cost
                                            -------------- -------------  -----------  ------------------  -------------  ----------
Assets:                                                                  (Dollar amounts in thousands)
 Interest-earning assets:
  Loans, net(1)(5)                            $ 2,412,371      $111,584        6.15%       $ 2,427,497      $ 126,441        6.93%
  Marketable securities                         2,702,746        82,761         4.19         2,523,451         87,126         4.70
  Other interest-earning assets                    70,689           488         1.03            54,660            773         1.89
                                            -------------- -------------  -----------  ----------------  -------------  -----------
 Total interest-earning assets                  5,185,806       194,833         5.07         5,005,608        214,340         5.75
                                                           -------------  -----------                    -------------  -----------
 Noninterest-earning assets                       249,873                                      206,695
                                            --------------                             ----------------
Total assets                                  $ 5,435,679                                  $ 5,212,303
                                            ==============                             ================

Liabilities and stockholders' equity:
 Interest-bearing liabilities:
  Savings deposits                              $ 258,717           895         0.46       $   237,696          2,155         1.19
  Time deposits                                 1,398,260        35,713         3.42         1,513,605         47,622         4.22
  Transaction and money market                    847,306         4,589         0.72           790,528          5,518         0.93
  Escrow                                            3,684            24         0.88             4,991             22         0.58
  Borrowed funds                                2,457,176        61,739         3.35         2,147,662         64,072         3.94
                                            -------------- -------------  -----------  ----------------  -------------  -----------
 Total interest-bearing liabilities             4,965,143       102,960         2.75         4,694,482        119,389         3.38
                                                           -------------  -----------                    -------------  -----------
 Noninterest-bearing liabilities                   50,918                                       48,027
                                            --------------                             ----------------
 Total liabilities                              5,016,061                                    4,742,509
 Stockholders' equity                             419,618                                      469,794
                                            --------------                             ----------------
Total liabilities and stockholders' equity    $ 5,435,679                                  $ 5,212,303
                                            ==============                             ================

Net interest income - tax-equivalent                             91,873                                        94,951
Interest rate spread(3)                                                        2.32%                                         2.37%
                                                                          ===========                                   ===========
Net interest-earning assets                   $   220,663                                  $   311,126
                                            ==============                             ================
Net interest margin(4)                                                         2.40%                                         2.58%
                                                                          ===========                                   ===========
Ratio of interest-earning assets
  to interest-bearing liabilities                    1.04 x                                       1.07 x
                                            ==============                             ================

Adjustment to reconcile tax-equivalent
  net interest income to net interest income                     (3,597)                                       (2,716)
                                                           -------------                                 -------------

Net interest income                                            $ 88,276                                     $  92,235
                                                           =============                                 =============



(1) Includes net income (expense) recognized on deferred loan fees and costs of $1,845,000 for the nine months ended September 30, 2003, and $(421,000) for the nine months ended September 30, 2002.
(2) Interest income and yields are shown on a tax equivalent basis using an effective tax rate of 35%.

(3) Represents the difference between the average yield on interest-earning assets and the average cost on interest-bearing liabilities.
(4) Represents the annualized net interest income before the provision for loan losses divided by average interest-earning assets.
(5)  Includes loans on non-accrual status and loans held for sale.


TABLE 4 - RATE/VOLUME ANALYSIS OF CHANGES IN TAX-EQUIVALENT NET INTEREST INCOME

                                           Three Months Ended September 30, 2003        Nine Months Ended September 30, 2003
                                                        Compared to                                  Compared to
                                           Three Months Ended September 30, 2002        Nine Months Ended September 30, 2002
                                                     Increase (Decrease)                          Increase (Decrease)
                                           --------------------------------------       --------------------------------------

                                              Volume          Rate           Net           Volume          Rate            Net
                                             --------       --------       --------       --------       --------       --------
                                                                       (Dollar amounts in thousands)
Interest-earning assets:
  Loans, net                                 $  1,089       $ (5,507)      $ (4,418)      $   (779)      $(14,077)      $(14,856)
  Marketable securities                           864         (5,209)        (4,345)         5,911        (10,276)        (4,365)
  Other interest-earning assets                   129           (186)           (57)           164           (450)          (286)
                                             --------       --------       --------       --------       --------       --------
  Total interest-earning assets                 2,082        (10,902)        (8,820)         5,296        (24,803)       (19,507)
                                             --------       --------       --------       --------       --------       --------


Interest-bearing liabilities:
  Savings deposits                                 26           (462)          (436)           139         (1,399)        (1,260)
  Time deposits                                (1,118)        (3,574)        (4,692)        (3,951)        (7,958)       (11,909)
  Transaction and money market deposits           332            (21)           311            224         (1,153)          (929)
  Escrow                                           (1)             2              1             (7)             9              2
  Borrowed funds                                2,546         (3,699)        (1,153)         7,568         (9,901)        (2,333)
                                             --------       --------       --------       --------       --------       --------
  Total interest-bearing liabilities            1,785         (7,754)        (5,969)         3,973        (20,402)       (16,429)
                                             --------       --------       --------       --------       --------       --------
Change in net interest income                $    297       $ (3,148)      $ (2,851)      $  1,323       $ (4,401)      $ (3,078)
                                             ========       ========       ========       ========       ========       ========


     TABLE 5 - ANALYSIS OF ALLOWANCE FOR LOAN LOSSES

                                                    For the Three Months Ended       For the Nine Months Ended
                                                   -----------------------------   -----------------------------
                                                   September 30,   September 30,   September 30,   September 30,
                                                       2003            2002            2003            2002
                                                   -------------   -------------   -------------   -------------
                                                                 (All dollar amounts in thousands)

Balance at beginning of the period                   $ 28,818        $ 25,201        $ 27,506        $ 23,069
Provision for loan losses                               2,014           3,085           6,499           8,755

Charge-offs:
  Residential  mortgage loans                            (134)           (196)           (453)           (759)
  Commercial loans                                       (552)           (679)         (1,665)         (2,188)
  Consumer and other loans                             (1,139)         (1,058)         (3,641)         (3,245)
                                                     --------        --------        --------        --------
    Total charge-offs                                  (1,825)         (1,933)         (5,759)         (6,192)
Recoveries:
  Residential  mortgage loans                              40             102             121             150
  Commercial loans                                          9              53             301             318
  Consumer and other loans                                235             241             623             649
                                                     --------        --------        --------        --------
     Total recoveries                                     284             396           1,045           1,117
                                                     --------        --------        --------        --------
Net charge-offs                                        (1,541)         (1,537)         (4,714)         (5,075)
                                                     --------        --------        --------        --------
Balance at end of period                             $ 29,291        $ 26,749        $ 29,291        $ 26,749
                                                     ========        ========        ========        ========
Annualized net charge-offs to average loans              0.26%           0.26%           0.26%           0.29%
Allowance for loan losses as a % of total loans          1.21%           1.13%           1.21%           1.13%



TABLE 6 - NON-PERFORMING ASSETS

                                                                  As of                As of
                                                            September 30, 2003   December 31, 2002
                                                            ------------------   -----------------
                                                                     (Amounts in thousands)

Non-accrual residential mortgage loans                            $   445             $   792
Non-accrual commercial loans                                        8,597               9,331
Non-accrual other loans                                                90                 126
                                                                  -------             -------
     Total non-accrual loans                                        9,132              10,249
Loans 90 days or more delinquent and still accruing                 8,788               9,743
                                                                  -------             -------
     Total non-performing loans                                    17,920              19,992
     Total foreclosed other assets                                    639                 505
     Total foreclosed real estate                                     725                 492
                                                                  -------             -------
Total non-performing assets                                       $19,284             $20,989
                                                                  =======             =======

     Total non-performing loans to total loans                       0.74%               0.86%
     Allowance for loan losses to non-performing loans             163.45%             137.59%
     Total non-performing assets to total assets                     0.36%               0.39%

TABLE 7 - ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                        As of September 30, 2003              As of December 31, 2002
                                      ----------------------------          ----------------------------
                                                    (All dollar amounts are in thousands)
                                                          % of Total                            % of Total
                                       Amount              Reserves         Amount               Reserves
                                       ------              --------         ------               --------
Residential mortgage loans            $   703                 2.40%         $ 1,201                 4.37%
Commercial loans                       19,389                66.19%          19,235                69.93
Consumer and other loans                6,237                21.29%           4,424                16.08
General                                 2,962                10.11%           2,646                 9.62
                                      -------               ------          -------               ------
     Total                            $29,291               100.00%         $27,506               100.00%
                                      =======               ======          =======               ======